Exhibit 99.1

DELCATH SECURES A $35 MILLION COMMITTED EQUITY FINANCING

FACILITY WITH TERRAPIN OPPORTUNITY, L.P.

Webcast Today at 5:00 P.M. ET

NEW YORK, December 5, 2012—Delcath Systems, Inc. (NASDAQ: DCTH) announced today that it has obtained a committed equity financing facility (CEFF) under which it may sell up to $35 million of its registered common stock to Terrapin Opportunity, L.P., over a 24-month period. Delcath is not obligated to utilize any of the $35 million facility and remains free to enter into and consummate other equity and debt financing transactions, subject to certain restrictions.

“Establishment of this CEFF provides us with an important addition to our financing options,” said Eamonn P. Hobbs, President and Chief Executive Officer of Delcath. “CEFF is a commonly used financing vehicle for late-stage development companies, particularly in the biotech space, and this vehicle provides us the ability to potentially raise capital more efficiently by issuing shares at the time of our choosing. With $28.3 million in cash and equivalents at September 30, 2012, and an additional $21.5 million currently available under our At-The-Market program, we believe the CEFF provides us with the resources and flexibility required to execute our operation plan through our June PDUFA goal date and well beyond.”

Delcath will determine, at its sole discretion, the timing, the dollar amount and the floor price per share of each draw under the facility, subject to certain conditions. When and if Delcath elects to use the facility, the Company will issue shares to Terrapin at a discount ranging between 3.6% and 5.8% to the volume weighted average price of Delcath’s common stock over a preceding period of trading days. Financial West Group, Member FINRA/SIPC, will act as placement agent and receive a fee for its services at the time of any draw under the facility. Any shares sold under this facility will be sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on October 9, 2012. No warrants will be issued in connection with this facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Webcast

The Company will host a webcast today at 5:00 p.m. ET to discuss recent corporate developments, followed by a question-and-answer session. Webcast listeners will have the opportunity to submit questions to management during the live webcast. Select questions will be summarized and addressed during the question-and-answer portion of the call.

The live webcast will be available on the Events & Presentations page on the Investor Relations section of Delcath’s website at http://www.delcath.com/investors/events/. Webcast participants may submit questions electronically via the webcast interface. For those unable to listen to the live webcast, an archived webcast replay will be available at http://www.delcath.com/investors/events/ beginning approximately two hours after the completion of the live call and will be available for two weeks.

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath announced that its randomized Phase 3 clinical trial for patients with metastatic melanoma in the liver had successfully achieved the study’s primary endpoint of extended hepatic progression-free survival. The Company also completed a multi-arm Phase 2 trial to treat other liver cancers. The Company obtained authorization to affix a CE Mark for the Generation Two CHEMOSAT® delivery system for melphalan hydrochloride in April 2012. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT system for melphalan hydrochloride in Europe. In October 2012, the Company satisfied all of the requirements to affix the CE Mark to the Hepatic CHEMOSAT Delivery System device for intra-hepatic arterial delivery and extracorporeal filtration of doxorubicin, providing a regulatory pathway for CHEMOSAT with doxorubicin hydrochloride injection for countries in Asia that accept the CE Marking as part of their national regulatory requirements. The Company has not yet received FDA approval for commercial sale of its system in the United States. The Company’s NDA has been accepted for filing and substantive review by the FDA. For more information, please visit the Company’s website at www.delcath.com.

Forward-Looking Statements

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the use, timing, amount and floor price per share for each draw on the CEFF and the amount of proceeds, if any, which, can be raised using the CEFF with Terrapin, timing of completion of the FDA’s review of our NDA, the extent to which the FDA may request additional information or data and our ability to provide the same in a timely manner, acceptability of the Phase 1, 2 and 3 clinical trial data by the FDA, FDA approval of the Company’s NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales, if any, in the United States, adoption, use and resulting sales, if any, for the CHEMOSAT system with melphalan in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with primary and metastatic disease in the liver, market acceptance of the Gen Two CHEMOSAT system and patient outcomes using the same, approval of the current or future chemosaturation system for other indications and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, our ability to successfully enter into strategic partnership and distribution arrangements in foreign markets including Australia and key Asian markets and timing of the same, the initiation of clinical trials in key Asian markets with the Hepatic CHEMOSAT Delivery System device for intra-hepatic arterial delivery and extracorporeal filtration of doxorubicin and timing and results of the same, patient outcomes using the Hepatic CHEMOSAT Delivery System device for delivery and filtration of doxorubicin, our ability to obtain reimbursement for the CHEMOSAT system in various markets, uncertainties relating to the timing and results of research and development projects and future clinical trials, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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Investor Contact:	Media Contact:

Doug Sherk /Gregory Gin/Patty Eisenhaur	Janine McCargo
EVC Group	EVC Group
415-568-4887 /646-445-4801/951-316-0577	646-688-0425

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